Exhibit 99.1

Stoneridge Announces Chief Financial Officer Departure
NOVI, Mich. February 2, 2026 — Stoneridge, Inc. (NYSE: SRI) today announced that Chief Financial Officer and Treasurer, Matt Horvath, has resigned, effective March 31, 2026, to pursue an opportunity in a different industry sector. Horvath will continue to serve in his role through that date to support a smooth and orderly transition.
Stoneridge’s executive team and Board of Directors have initiated a comprehensive search to identify a Chief Financial Officer. Until a permanent replacement is appointed, Robert Hartman, Chief Accounting Officer, will work closely with Matt over the next two months to ensure a smooth transition. Bob has a cumulative 27 years with Stoneridge, holding various leadership roles within the Company, including in accounting, financial planning and analysis, and internal audit.
“On behalf of Stoneridge, I want to thank Matt for his significant contributions over the past nine years. During his tenure, Matt played a key role in shaping our company’s transformation and strategic direction, including advancing our portfolio strategy, helping manage strategic partnerships, and leading the execution of multiple critical divestitures, including the recently announced sale of our Control Devices segment,” said Jim Zizelman, President and Chief Executive Officer. “He also helped strengthen the Company’s financial foundation through disciplined capital allocation and a continued focus on margin improvement and cash generation.”
Zizelman added, “Matt built and led a highly capable, disciplined finance organization grounded in deep expertise and operational excellence. The finance team under Bob’s strong leadership will ensure continued momentum and position Stoneridge for long-term success.”
Stoneridge remains committed to delivering shareholder value and advancing its strategic objectives as a global leader in the transportation industry.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the leadership transition and its expected effects on our operations and strategy. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors are discussed in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q. These statements speak only as of the date of this press release, and the Company undertakes no obligation to update forward‑looking statements, except as required by law.
Media Contact
Samantha S. Simmerson
Global Marketing & Communications
Samantha.Simmerson@Stoneridge.com